LIVEREEL MEDIA CORPORATION
(the "Corporation")

NOTICE OF CHANGE OF AUDITOR
(the "Notice")

To: **Schwartz Levitsky Feldman LLP, Chartered Professional Accountants**
And To: **MNP LLP, Chartered Professional Accountants**
And To: **Ontario Securities Commission**

1. The directors of the Corporation accepted the resignation of Schwartz Levitsky Feldman LLP, Chartered Professional Accountants, as auditors for the Corporation; and

2. The directors of the Corporation propose to appoint MNP LLP, Chartered Professional Accountants, as auditors of the Corporation, effective November 14, 2016, to hold office until the next annual meeting of the Corporation.

In accordance with National Instrument 51-102 *Continuous Disclosure Obligations* ("**NI 51-102**"), the Corporation confirms that:

1. Schwartz Levitsky Feldman LLP, Chartered Professional Accountants, tendered its resignation as auditor of the Corporation on October 28, 2016, to facilitate the appointment of MNP LLP, Chartered Professional Accountants, 111 Richmond Street West, Suite 300, Toronto, ON, M5H 2G4, effective November 14, 2016;

2. Schwartz Levitsky Feldman LLP, Chartered Professional Accountants, has not expressed any reservation in its reports for the two most recently completed fiscal years of the Corporation, nor for the period from the most recently completed period for which Schwartz Levitsky Feldman LLP, Chartered Professional Accountants, issued an audit report in respect of the Corporation and the date of this Notice;

3. In the opinion of the Board of Directors of the Corporation, no "reportable event" as defined in NI 51-102 has occurred in connection with the audits of the two most recently completed fiscal years of the Corporation nor any period from the most recently completed for which Schwartz Levitsky Feldman LLP, Chartered Professional Accountants, issued an audit report in respect of the Corporation and the date of this Notice; and

4. The Notice and Auditor's Letters have been reviewed by the Audit Committee and the Board of Directors.

Dated as of the 14 day of November, 2016

LIVEREEL MEDIA CORPORATION

Ash ... nancial Officer